M JACKSON® May 23, 2024 Marcia Wadsten Dear Marcia: This letter confirms the terms of your continued employment with Jackson National Life Insurance Company ("Company") and association with Jackson Financial Inc. ("JFI") and its subsidiaries following your transition from Executive Vice President & Chief Financial Officer to a Senior Advisor position with the Company. Your new role as Senior Advisor is effective June 3, 2024 and is subject to the terms and conditions that appear below. No other agreements regarding your transition to and compensation as a Senior Advisor with the Company exist, expressed or implied. • Your designation as a Section 16 officer of JFI and an executive officer of JFI and its subsidiaries will end on June 2, 2024 at 11:59 pm ET effective prior to your transition to Senior Advisor on June 3, 2024. You agree to cooperate with JFI and the Company and take any and all steps necessary to effectuate termination of your Section 16 status and resignation from your roles with JFI and its subsidiaries as described in Appendix A. As Senior Advisor, you remain an at-will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the Company may terminate your employment at any time, with or without notice or cause. • Your salary will be sixty-six thousand six hundred and sixty-seven dollars ($66,667) per month, subject to normal tax withholding, until your employment ceases. You will remain eligible to participate in the Company's 401(k) plan, nonqualified deferred compensation plan, PTO, and the fringe, health and welfare benefit plans that are available to similarly situated full-time associates, subject to the terms and conditions of the applicable plan documents. Continuing eligibility under these programs may be impacted over time as transition needs and/or your work schedule decrease. • You will be ineligible to accrue or receive an annual bonus for services performed as Senior Advisor on and after June 3, 2024. You will also be ineligible to (1) receive additional grants under the Jackson Financial Inc. 2021 Omnibus Incentive Plan ("0IP"), and (2) participate in, accrue, or receive cash remuneration under the Jackson Financial Inc. Severance Plan ("Severance Plan"). It is understood and agreed that your voluntary transition to Senior Advisor on June 3, 2024 and related changes do not constitute Good Reason under the Severance Plan or under the OIP and associated award agreements. • You will report to Chief Executive Officer and President, Laura Prieskorn. • You will continue to receive payments from the Jackson National Life Insurance Company Management Deferred Income Plan of amounts previously deferred based upon the payment elections applicable to those deferrals. Jackson is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York). CMC22048 05/21 Exhibit 10.5

JACKSON® Thank you for your continued service to Jackson. Please contact me with any questions regarding the foregoing. Sincerely, Dana Rapier SVP, Chief Human Resources Officer I agree to the above terms and conditions: livadYfav 517-8 20 Marcia Wadsten Date